April 1, 2014

Dear Shareholder of Echo Automotive, Inc.,

2013 was a defining year for Echo Automotive. We made significant progress on several fronts critical to the execution of our business plan and, as a result, created a firm foundation for our continued growth and expansion in 2014. In this letter, we will summarize the highlights, milestones and key objectives achieved in 2013, and provide an update regarding major Company news for the first quarter of 2014.

2013: The Year in Review
In 2013, we executed strongly against our business plan, product roadmap and sales strategies, and we completed a number of important initiatives and accomplished key objectives:

  We acquired Bright Automotive assets and intellectual property, which secured our competitive position and substantially expanded our intellectual property (IP) library;
  We demonstrated the EchoDrive™ value proposition and its viability within our fleet target market at the NTEA’s 2013 Work Truck Show and Ride and Drive, the GE Vehicle Innovation Center, the Green Fleet Conference and the HTUF Ride and Drive;
  We launched the EchoAccelerate™ program for intellectual property (IP) licensing;
  We secured a national EchoDrive installation and service infrastructure that includes Meineke and Dickinson Fleet Services;
  We were awarded Editors’ Choice for the most innovative new product at The Work Truck Show® 2013, North America’s largest annual event for the work truck/fleet industry;
  We presented at the sixth annual LD MICRO: Main Event micro-cap conference in Los
  Angeles, an invitation-only event and one of the most respected micro-cap conferences in
  North America; and
  We implemented programs to build greater awareness of the Echo Automotive story including increased investor and media relations outreach, increased participation in key investor conferences, increased outreach to trade and industry media in the automotive, clean tech and financial sectors, and the institution of shareholder updates that enable us to provide regular Echo progress reports and an appropriate level of disclosure and transparency to our business.

In addition, we put, and continue to put, our demonstration vehicles through extensive testing against automotive industry standards to validate our product performance claims and build credibility and confidence in the market. This testing includes putting EchoDrive-powered vehicles through hundreds of hours of operations on full chassis dynamometers, a standard automotive test of performance, reliability and durability that uses indoor rollers and computer programs to simulate road testing. The EchoDrive system performed well and without major failure on the dynamometers and on actual roadways.

We also validated demand for EchoDrive with several prospective national fleet accounts and built an extensive sales pipeline of fleet operators that are actively seeking cost-effective ways to reduce operating costs, extend vehicle life and reduce their carbon impact. EchoDrive offers a unique and compelling value proposition for this audience and we continue to aggressively pursue these opportunities and move them through the sales process.

More information regarding 2013 performance is available in the Shareholder Update distributed in November 2013, and in the March 31, 2014 10-K filing; both documents are available in the Investor Relations section of our website: http://investor.echoautomotive.com.

2014: The Year of Production and Expansion

Our mission for 2014 is to successfully launch production and move into commercialization and market expansion efforts. In support of this mission, we have four key objectives: (1) sign early adopter clients and fulfill through our low-volume EchoDrive Beta program, (2) deliver production units by Q4, (3) develop additional sales and distribution channels for our products and services, and (4) sell out 2014 production and build backlog for 2015 and 2016 production. We are pleased to report that we are making substantial headway on all of these initiatives.

Already in 2014, the Company has made several key announcements regarding our product roadmap, partnerships and sales efforts that represent the central initiatives underway and the growing momentum in the market.

Expansion of the EchoDrive platform: On February 18, we announced plans to extend EchoDrive to the GM 2500 and 3500 platform, which includes Chevrolet Express and the GMC Savana vans (model years 2010 – 2014). The Chevrolet Express is second only to Ford E-Series vans in North American commercial fleet registrations, and trails only the E-Series and Dodge Caravan in government fleet registrations, according to the most recent statistics published by Business Fleet. Production of EchoDrive units supporting this GM platform is expected in early 2015.

In addition to growing the market opportunity for EchoDrive sales for fleet vans, support for the GM 2500 and 3500 platform also sets the stage for the Company’s entrance into the fleet pickup truck market. Work will begin later in the year to vet development requirements for an EchoDrive system serving Silverado trucks, which are built upon the GM platform.

Sales Traction for Beta Program and Production: On February 25, we announced that several customers, including a renowned research institution and a municipality at the forefront of alternative fuels adoption, have purchased our industry award-winning EchoDrive plug-in hybrid system. These customers will participate in the Company’s beta program and deploy EchoDrive production units later in the year. Our contractual agreements prevent us from naming specific customers at this time. Additional information will be provided as soon as possible.

Furthermore, our first year production units have been reserved and we are taking orders for 2015. We continue to hold advanced discussions with a number of other major fleet operators that have expressed serious interest in our solutions, and with leasing and distribution companies that recognize the value that EchoDrive can offer their customers.

Expansion of Distribution and Installation Network: We expanded our distribution and installation footprint through a partnership with Leggett & Platt Commercial Vehicle Products (CVP), an industry-leading commercial vehicle equipment provider and upfitter. As we shared in our March 5 announcement, CVP has an impressive history of aligning with innovative technology companies and original equipment manufacturers (OEMs) to deliver meaningful products and services to commercial fleets. With their ship-thru and custom upfitting capabilities, CVP will be a one-stop-shop for EchoDrive customers looking to add new fuel-efficient vehicles to their fleets. We anticipate that CVP will begin accepting orders for the EchoDrive system in the second half of 2014, and will offer Echo-certified installation of the EchoDrive system for new vehicles beginning in the first quarter of 2015.

Supply Agreement & Product Extension: Echo has partnered with Remy International, the leader in electric motors for electric and hybrid applications. Remy has over 100,000 electric motors on the road and many years of experience. This partnership ensures that Echo can continue to incorporate the power and efficiency of Remy patented High Voltage Hairpin (HVH) components into our EchoDrive system. This agreement also formalized the development of an advanced induction motor system, the Echo Induction Machine™, that is designed to offer a safer and more affordable alternative to other motor types in many light-to-medium-duty applications within, and outside of, the automotive industry. The Echo Induction Machine will be assembled by Echo and distributed to other OEMs and integrators, thus providing another revenue stream for the Company.

Continued Industry Recognition as a Valuable Transportation Solution: For the second year in a row, EchoDrive was recognized by a panel of trade media and fleet manager judges at NTEA’s Work Truck Show. Last year, EchoDrive beat out more than 120 other new products introduced at the event to win The Work Truck Show 2013 Editors’ Choice award for most innovative product. This year, EchoDrive won The Work Truck Show 2014 Green Award, which is given annually to the product at the show that best enhances vocational truck fuel utilization. Green Award judges praised EchoDrive for offering a complete fuel-saving package that can be easily added to or removed from existing vehicles. We are especially proud of the Green Award award as it recognizes the benefit our solution offers the market and it makes Echo the first company The Work Truck Show has honored with back-to-back recognition.

Third Party Validation: For the 2014 Work Truck Show Ride and Drive, Echo partnered with FleetCarma, a provider of vehicle monitoring and modeling technology that helps fleet managers identify the best alternative fuel solution for each duty cycle in the fleet, to provide independent reporting of fuel efficiency gains possible with EchoDrive. As announced March 12, this independent analysis showed that the first place winner of our Ride and Drive contest achieved an efficiency improvement of 58%. The number is impressive in its own right, but even more so when you consider that the driver had never before been behind the wheel of EchoDrive-powered vehicle. We are very excited to have EchoDrive’s potential validated by an industry-leader such as FleetCarma and we look forward to seeing the savings our customers may achieve with continued use of the EchoDrive plug-in hybrid system.

In addition to the accomplishments noted above, we have completed a rebranding exercise designed to more closely align the Company’s look and feel with the elegant simplicity of our solutions. As part of this effort, we launched a new website that streamlines access to important product content, provides a solid foundation for expansion and evolution, and offers an investor relations section that gives shareholders easy access to key company information, stock information, presentations and financial reporting. If you have not yet visited the new website, we encourage you to take a look. We have added investor content that we hope will be helpful and valuable to you.

EchoDrive Rollout Status

EchoDrive delivers a non-invasive plug-in hybrid solution for new or existing vehicles without high infrastructure costs. It offers fleet managers a low-cost point of entry to high fuel efficiency as well as a long product lifespan and financing options that make shorter return-on-investment possible. Our initial target market application for EchoDrive is the Ford E-Series fleet, which holds an approximate 80% market share in the full-size van category and since 1980 it has been the best-selling full-size van in America. This single product line alone represents a multi-billion dollar target market opportunity, with approximately 80,000 of these vehicles in the commercial fleet market registered in 2012 alone, and close to 600,000 since 2007.

EchoDrive beta units are configured for Ford E-Series vans and are expected to be delivered within the second quarter of 2014. Echo Automotive (or an Echo-certified service provider) will install the beta units on customers' existing vehicles, which will immediately be placed back in service within their fleets. Drivers will use the EchoDrive plug-in hybrid powered vans in their standard day-to-day business. Throughout the test period, system data will be captured and reported back to the Echo development team and will be used in fine-tuning the EchoDrive system for production application. Production of EchoDrive units for the Ford E-Series platform is scheduled to begin later this year.

We believe that EchoDrive is an important and powerful answer to the present measured adoption of electric and hybrid electric vehicles by the global fleet market. As a bolt-on aftermarket solution for new and existing vehicles, EchoDrive can be installed within hours (less than a day) and without altering the OEM driveshaft. This non-invasive approach provides a path to reduced operating costs and emissions almost immediately and gives fleets the ability to transfer the system to another vehicle if needed, thus lowering upfront investment and increasing savings over the 10-year life of the system. The importance of this point cannot be overstated, as the single greatest barrier to wide-scale adoption of electric and hybrid electric vehicle technologies today is the cost of acquisition. Quite simply, EchoDrive quickly provides fleet operators with the benefits of electrification at a cost that can be more easily rationalized within a budgetary context. It is a strong value proposition that has been recognized by the industry, as evidenced by EchoDrive’s win of the 2014 Green Award.

As you know, Echo Automotive entered the vehicle electrification market in 2012. Relative to other companies in this space, we believe that we have accomplished far more, in significantly less time, and with significantly less capital. In 2014, we will continue to grow and develop our business while working to position ourselves as leaders in advanced automotive electrification technology.

As you have seen above, we have many exciting initiatives in place and underway. We fully expect 2014 to be a great year for Echo and we look forward to providing you with regular business updates. Should you have questions about the company or the information we have shared, please reach out to our investor relations representatives at Crescendo Communications at 212-671-1020.

As always, we thank you for your continued trust, confidence, and support as we continue to grow and develop our products and company.

Sincerely,

Jason Plotke
President and Chairman

Notice Regarding Forward-Looking Statements
This shareholder letter contains "forward-looking statements" as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this shareholder letter which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, lowering product pricing and costs, target markets, development of technologies and products, availability of financing, results of continued testing, press coverage, investor outreach, shareholder communication, industry events and business strategy. These forward-looking statements are made as of the date of this shareholder letter and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this shareholder letter are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.